Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Journey Medical Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule(1)	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Equity	Common Stock, par value $0.0001 per share	Other	300,000	$6.18	$1,854,000	0.00014760	$273.65

Total Offering Amounts					$1,854,000		$273.65
Total Fee Offsets
Net Fee Due							$273.65

(1) Pursuant to Rules 457(c) and 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices reported for the registrant’s Common Stock quoted on The Nasdaq Capital Market on December 11, 2023, which date is within five business days prior to the filing of this Registration Statement.

(2) Represents 300,000 shares of the Common Stock reserved for issuance pursuant to future awards under the Journey Medical Corporation 2023 Employee Stock Purchase Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of additional shares as may be necessary to account for adjustment provisions under the Plan as a result of stock splits, stock dividends and similar transactions.